UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): July 24, 2009

COMMONWEALTH BIOTECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Virginia	001-13467	56-1641133
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Biotech Drive

Richmond, Virginia 23235

(Address of principal executive offices)

Registrant’s telephone number, including area code: (804) 648-3820

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

The Registrant previously disclosed on July 22, 2009, that the Registrant entered into definitive agreements with Biosignal Ltd, an Australian company (“BOS”), pursuant to which BOS completed a $2,600,000 investment in the Registrant and agreed to assign its biofilm technology to the Registrant (such transaction, the “BOS Transaction”). After BOS and the Registrant agreed to the BOS Transaction but before the Registrant delivered any shares of common stock to BOS, the parties mutually agreed to terminate the BOS Transaction. As a result of the termination of the BOS Transaction, (i) the Registrant has not issued 2,600,000 shares of common stock to BOS and (ii) BOS has not issued a convertible note for $2.6 million in payment therefor.

ITEM 3.01	NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.

The Registrant previously announced that it received notice dated April 8, 2009, under Marketplace Rule 4310(c)(3) (the “Rule”), that its common stock is subject to potential delisting from the NASDAQ Capital Market because the Registrant does not have a minimum of $2,500,000 in stockholders’ equity, $35,000,000 market value of listed securities, or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.

On July 24, 2009, the Registrant received a Staff Delisting Determination after the expiration of the period allowed to regain compliance with NASDAQ Listing Rule 5550(b). Specifically, the July 24, 2009 letter found that the Registrant was permitted until July 22, 2009 to demonstrate compliance with the Rule 5550(b) and had not, as of July 24, 2009, done so. In addition, the July 24, 2009 letter found that the Registrant had failed to file a Form 8-K affirming compliance with Rule 5550(b), that the BOS Transaction violated Listing Rule 5635(a), and that the Registrant had failed to file a Form LAS 15 calendar days prior to the BOS Transaction, as required by Listing Rule 5250(e)(2)(D).

In response to the July 24, 2009 letter, the Registrant and BOS agreed that the BOS Transaction, which was explicitly subject to compliance with NASDAQ rules and requirements, would be terminated, as described in Item 1.02 above. While the termination of the BOS Transaction obviated the need for the Registrant to file a Form LAS, the Registrant nevertheless filed a Form LAS to notify the NASDAQ Stock Market that the Registrant planned to enter into a different agreement to issue shares of common stock to BOS which would not require shareholder approval.

On July 31, 2009, the Registrant received an Additional Staff Delisting Determination letter. In this July 31, 2009 letter, NASDAQ Staff determined that the Registrant regained compliance with Listing Rules 5635(a) and 5250(e)(2)(D). NASDAQ Staff did not believe, however, that the Registrant’s actions to restructure the BOS Transaction would have brought it into compliance with Listing Rule 5550(b) because NASDAQ disagreed with the Registrant’s inclusion of a convertible promissory note from BOS on its balance sheet in determining whether the Registrant complied with the rule. In this regard, NASDAQ Staff relied on Listing Rule 5101, which provides “broad discretionary authority over the initial and continued listing of securities in NASDAQ in order to maintain the quality of and public confidence in its market, to prevent fraudulent and manipulative acts and practices, to promote just and equitable principles of trade, and to protect investors and the public interest.”

The Registrant has appealed NASDAQ’s determinations. The Registrant has released a press release discussing the delisting notices. Copies of these press releases are attached hereto as Exhibits 99.1 and 99.2.

ITEM 8.01	OTHER EVENTS.

On July 31, 2009, the Registrant issued a press release entitled “Commonwealth Biotechnologies, Inc. Receives NASDAQ Notice of Delisting.” On August 3, 2009, the Registrant issued a press release entitled “Commonwealth Biotechnologies, Inc. Provides Market Update.”

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial statements of businesses acquired.

Not Applicable.

(b) Pro forma financial information.

Not Applicable.

(c) Shell company transactions.

Not Applicable.

(d) Exhibits.

99.1	Press Release dated July 31, 2009 titled “Commonwealth Biotechnologies, Inc. Receives NASDAQ Notice of Delisting.”

99.2	Press Release dated August 3, 2009 titled “Commonwealth Biotechnologies, Inc. Provides Market Update.”

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMMONWEALTH BIOTECHNOLOGIES, INC.

By:	/s/ Richard J. Freer, Ph.D.
Richard J. Freer, Ph.D.
Chief Operating Officer

Dated: August 4, 2009

EXHIBIT INDEX

99.1	Press Release dated July 31, 2009 titled “Commonwealth Biotechnologies, Inc. Receives NASDAQ Notice of Delisting.”

99.2	Press Release dated August 3, 2009 titled “Commonwealth Biotechnologies, Inc. Provides Market Update.”